EXHIBIT 5

                     MCGUIRE, WOODS, BATTLE & BOOTHE, L.L.P.
                                One James Center
                               Richmond, Virginia


                                  May 22, 1997



Circuit City Stores, Inc.
9950 Mayland Drive
Richmond, Virginia 23233-1464


Ladies and Gentlemen:

         We understand that Circuit City Stores, Inc. (the "Company") intends to file with the Securities and Exchange Commission Post-Effective Amendment No. 2 to the Company's Registration Statement on Form S-8 (the "Registration Statement") relating to shares of Circuit City Stores, Inc. Circuit City Group Common Stock, par value $.50 per share (the "Circuit City Group Stock") and Rights to Purchase Preferred Stock, Series E, $20.00 par value per share, of the Company (the "Circuit City Group Rights") to be issued under the Company's 1988 Stock Incentive Plan, as amended, Amended and Restated 1989 Non-Employee Directors Stock Option Plan, as amended, and 1984 Employee Stock Purchase Plan (collectively, the "Plans").

         We have previously issued our opinion dated June 16, 1988 (the "1988 Opinion") and addressed to the Board of Directors of the Company (the "Board") relating to the rights to purchase the Company's Cumulative Participating Preferred Stock, Series E, par value $20.00 (the "Original Rights"). Effective February 3, 1997, the Original Rights have been redesignated as Circuit City Group Rights. The 1988 Opinion is filed as Exhibit 5 to the Company's Registration Statement on Form S-8 (Registration No. 033-64757), which became effective on December 5, 1995. In addition, we have issued our opinion dated January 14, 1997 (the "1997 Opinion") and addressed to the Board relating to the Circuit City Group Rights, a copy of which is filed as Exhibit 5.1 to the Company's Registration Statement on Form S-3 (Registration No. 333-15995), which became effective on February 4, 1997. Our opinions contained herein relating to the Circuit City Group Rights are subject to all of the assumptions and qualifications contained in the 1988 Opinion, as if such opinion related to the Circuit City Group Rights, and the 1997 Opinion.

         In rendering this opinion, we have examined such certificates of public officials, certificates of officers of the Company, documents and records of the Company (or copies of such documents and records certified to our satisfaction) and such other documents, certificates, records and papers as we have deemed necessary as a basis for such opinion.

         Based on the foregoing and on such legal considerations that we deem relevant, we are of the opinion that:

         1. The shares of Circuit City Group Stock, when issued and sold in accordance with the terms and provisions of the respective Plans, will be validly issued, fully paid and nonassessable.

         2. All corporate actions required under the laws of the Commonwealth of Virginia have been taken for the Circuit City Group Rights, when issued in accordance with the terms and provisions of the Amended and Restated Rights Agreement dated February 3, 1997 between the Company and Norwest Bank Minnesota, N.A., as Rights Agent, to be validly issued.

         We consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                     Very truly yours,


                                     /s/MCGUIRE, WOODS, BATTLE & BOOTHE, L.L.P.